UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2019

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438–2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On March 31, 2019, comScore, Inc. (the “Company”) issued a press release providing a preliminary revenue range for the quarter ended March 31, 2019 and announcing certain Board and management changes. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in this Item 2.02, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim Chief Executive Officer Appointment

On March 31, 2019, the Board of Directors (the “Board”) of the Company appointed Dale Fuller as Interim Chief Executive Officer, effective immediately.

Mr. Fuller, 60, has served on the Board since March 2018 and was chair of the Company’s Audit Committee from April 2018 until his appointment as Interim Chief Executive Officer. He has also served on the Board of Directors of Symantec Corporation, a cyber security company, since September 2018 and as Chairman of the Board of Directors of MobiSocial, Inc., a Stanford-based technology startup, since January 2013. He previously served on the Board of Directors of Quantum Corporation, a data storage and systems manufacturer, from 2014 to 2016; as Chairman of the Supervisory Board of AVG Technologies N.V., an Internet security and privacy software company, from 2009 to 2016; and as President and Chief Executive Officer of MokaFive, a venture-backed software company, from 2008 to 2013.

On March 31, 2019, the Company and Mr. Fuller entered into a letter agreement (the “Fuller Letter”) to memorialize the terms of his compensation for service as Interim Chief Executive Officer. Pursuant to the Fuller Letter, Mr. Fuller will receive the following benefits: (i) salary equal to $25,000 per complete calendar week, less applicable taxes and withholdings, (ii) an additional, monthly cash payment of $2,000, less applicable taxes and withholdings, and (iii) so long as Mr. Fuller is not terminated for cause and does not resign prior to the time the Board determines an Interim Chief Executive Officer is no longer needed, a one-time grant at the end of Mr. Fuller’s term as Interim Chief Executive Officer of a number of deferred shares of common stock of the Company equal to (a) $25,000, multiplied by the number of complete weeks Mr. Fuller serves as Interim Chief Executive Officer, divided by (b) the volume-weighted average price for the 10 consecutive trading days immediately preceding the date of grant. Additionally, Mr. Fuller entered into an At-Will Employment, Confidential Information and Arbitration Agreement, pursuant to which he agreed to be bound by restrictive covenants regarding confidential information, among other things. During his term as Interim Chief Executive Officer, Mr. Fuller will not be eligible to receive any additional compensation for his service as a member of the Board, provided that the outstanding restricted stock units granted to him in 2018 will remain outstanding and eligible to vest in accordance with their terms.

The foregoing description of the Fuller Letter does not purport to be complete and is qualified in its entirety by reference to the Fuller Letter, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Fuller and any other person pursuant to which he was selected as Interim Chief Executive Officer.

Director Appointments

On March 31, 2019, the Board, on the recommendation of its Nominating and Governance Committee, appointed Joanne Bradford, Irwin Gotlieb and Kathi Love as new directors, effective April 1, 2019. Ms. Bradford will serve as a Class III director, with a term expiring at the 2019 annual meeting of stockholders; Mr. Gotlieb will serve as a Class II director, with a term expiring at the 2021 annual meeting of stockholders; and Ms. Love will serve as a Class I director, with a term expiring at the 2020 annual meeting of stockholders.

The Board also appointed Ms. Bradford and Ms. Love to certain Board committees as indicated below. With these appointments, the full composition of the relevant Board committees is as follows:

•	Audit Committee: Paul Reilly (Chair), Joanne Bradford, Jacques Kerrest and Brent Rosenthal

•	Compensation Committee: Kathi Love (Chair), Joanne Bradford, Robert Norman and Paul Reilly

•	Nominating and Governance Committee: Jacques Kerrest (Chair), Kathi Love, Robert Norman and Brent Rosenthal

Ms. Bradford and Ms. Love will be compensated in accordance with the Company’s director compensation program, which provides for, among others, the following compensation elements, each of which is pro-rated for any partial year of service:

•	Annual cash retainer of $30,000;

•

Additional annual retainers for service on the committees of the Board as follows: (i) $25,000 for Audit Committee members ($50,000 for the chair), (ii) $5,000 for Compensation Committee members ($15,000 for the chair), and (iii) $4,000 for Nominating and Governance Committee members ($10,000 for the chair); and

•

Annual equity grant valued at $250,000 (pro-rated for partial service during the 2018-2019 Board term), which will vest on the earliest of the 2019 annual meeting of stockholders, June 30, 2019 or a change in control of the Company.

Mr. Gotlieb will receive a one-time grant of deferred restricted stock units with a grant-date fair value of $900,000, to vest on the earlier of April 1, 2020 or a change in control of the Company.

In connection with their appointments, each of Ms. Bradford, Mr. Gotlieb and Ms. Love will also enter into the Company’s form indemnification agreement for directors and executive officers. The form indemnification agreement generally requires the Company to indemnify directors to the fullest extent permitted by law.

Mr. Gotlieb served as the Chairman of GroupM from early 2012 to April 2018. In 2018 and the first two months of 2019, the Company recognized revenue of approximately $8.4 million and imputed interest income of approximately $0.3 million from transactions with GroupM in the normal course of business.

Ms. Love’s son is a non-executive sales manager of the Company and has been employed by the Company since May 2017. During 2018 and the first quarter of 2019, he received salary and incentive compensation of approximately $200,000, in addition to the standard benefits that he receives as an employee of the Company.

There are no arrangements or understandings between Ms. Bradford, Mr. Gotlieb or Ms. Love and any other person pursuant to which they were selected as directors.

Senior Management/Director Resignations

On March 31, 2019, Bryan Wiener, then Chief Executive Officer of the Company and a Class II member of the Board, notified the Company of his resignation as Chief Executive Officer and director, effective immediately. Mr. Wiener delivered a letter of resignation to the Board regarding his resignation, a copy of which is attached hereto as Exhibit 17.1, indicating that although the Board and Mr. Wiener are generally aligned on the Company’s strategy, Mr. Wiener disagreed with the Company regarding the execution of the strategy.

In connection with Mr. Wiener’s resignation, the Company and Mr. Wiener have entered into a Separation Agreement (the “Wiener Separation Agreement”). Pursuant to the terms of the Wiener Separation Agreement, Mr. Weiner will receive: (i) a cash payment of $1,050,000, less applicable taxes and withholdings, one-half of which is payable in installments over the six-month period following his termination of employment and the remaining one-half of which is payable in a lump sum in March 2020, subject to certain mitigation provisions, (ii) a target bonus for 2019 of $65,000, subject to achievement of applicable performance goals and payable at the time bonuses are paid to other executives, (iii) reimbursement of the cost of continued health coverage under the Company’s group health plans pursuant to COBRA for a period of up to 18 months, (iv) reimbursement of certain legal expenses in connection with negotiating the Wiener Separation Agreement, (v) accelerated vesting of 61,335 outstanding restricted stock units and (vi) satisfaction of the service requirement with respect to 36,347 outstanding performance-based restricted stock units, which will remain eligible to be earned subject to achievement of the applicable performance goals.

Under the Wiener Separation Agreement, Mr. Wiener agreed to a comprehensive release of claims in favor of the Company and its affiliates. Mr. Wiener also reaffirmed his commitment to be bound by restrictive covenants regarding confidential information, non-disparagement, non-competition and non-solicitation.

The foregoing description of the Wiener Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Wiener Separation Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

The Company has provided Mr. Wiener with a copy of the foregoing disclosure and provided him the opportunity to furnish the Company as promptly as possible with a letter stating whether he agrees with the statements made by the Company in response to this item and, if not, stating the respects in which he does not agree. Mr. Wiener acknowledged that he had been afforded the opportunity to review the foregoing disclosure and to furnish such a letter to the Company. He has agreed that such disclosure is accurate and complete, and represented to the Company that he would not deliver a letter to the Company regarding such disclosure.

Also on March 31, 2019, Sarah Hofstetter, then President of the Company, notified the Company of her resignation as President, effective immediately.

In connection with Ms. Hofstetter’s resignation, the Company and Ms. Hofstetter have entered into a Separation Agreement (the “Hofstetter Separation Agreement”). Pursuant to the terms of the Hofstetter Separation Agreement, Ms. Hofstetter will receive: (i) a cash payment of $450,000, less applicable taxes and withholdings, which is payable in installments over the 12-month period following her termination of employment, subject to certain mitigation provisions, (ii) a target bonus for 2019 of $42,000, subject to achievement of applicable performance goals and payable at the time bonuses are paid to other executives, (iii) reimbursement of the cost of continued health coverage under the Company’s group health plans pursuant to COBRA for a period of up to 12 months, (iv) reimbursement of certain legal expenses in connection with negotiating the Hofstetter Separation Agreement, (v) an additional cash payment of $218,450, less applicable taxes and withholdings, which is payable in a lump sum within 30 days, (vi) accelerated vesting of 18,417 outstanding restricted stock units and (vii) satisfaction of the service requirement with respect to 8,524 outstanding performance-based restricted stock units, which will remain eligible to be earned subject to achievement of the applicable performance goals.

Under the Hofstetter Separation Agreement, Ms. Hofstetter agreed to a comprehensive release of claims in favor of the Company and its affiliates. Ms. Hofstetter also reaffirmed her commitment to be bound by restrictive covenants regarding confidential information, non-disparagement, non-competition and non-solicitation.

The foregoing description of the Hofstetter Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Hofstetter Separation Agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The Company expects to issue to the holders of its senior secured convertible notes (the “Notes”) an aggregate of 243,261 shares of the Company’s common stock on April 1, 2019, in payment of $5,134,000 in interest due under the Notes on such date. The shares will be issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. The holders of the Notes have represented to the Company that they are accredited investors, and the Company did not engage in any general solicitation.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of March 31, 2019, by and between comScore, Inc. and Dale Fuller

10.2	Separation Agreement, dated as of March 31, 2019, by and between comScore, Inc. and Bryan Wiener

10.3	Separation Agreement, dated as of March 31, 2019, by and between comScore, Inc. and Sarah Hofstetter

17.1	Letter from Bryan Wiener, dated March 31, 2019

99.1	Press release, dated March 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Gregory A. Fink
Gregory A. Fink
Chief Financial Officer and Treasurer

Date: March 31, 2019